Exhibit 3.18

FIRST AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EL PASO PRODUCTION OIL & GAS GATHERING COMPANY, L.L.C.

A DELAWARE LIMITED LIABILITY COMPANY

PREAMBLE

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of El Paso Production Oil & Gas Gathering Company, L.L.C. (the “Company”) is made on this 30th day of November 2010, by El Paso Production Resale Company, L.L.C., a Delaware limited liability company (“Production Resale”), the Member of this Company.

WHEREAS, the Company was formed under the name of El Paso Production Oil & Gas Gathering Company, L.L.C., as a limited liability company under the Act (as hereinafter defined) pursuant to the filing of the Certificate of Formation (as hereinafter defined) on December 17, 2008, and the execution of that certain Agreement of Limited Liability Company dated as of December 17, 2008, by El Paso E&P Holdings, Inc, a Delaware corporation and El Paso Exploration & Production Management, Inc., a Delaware corporation (“E&P Management”) (the “Original Agreement”);

WHEREAS, on December 17, 2008, E&P Management Inc. contributed its 1% Membership interest to El Paso E&P Holdings, Inc.; and

WHEREAS, on December 31, 2009, El Paso E&P Holdings Inc. converted into a limited liability company named El Paso E&P Holdings Company, L.L.C (“E&P Holdings LLC”), evidenced by the filing of a Certificate of Conversion with the office of the Secretary of State of Delaware; and

WHEREAS, on November 30, 2010, E&P Holdings LLC merged into El Paso Production Resale Company, L.L.C, evidenced by the filing of a Certificate of Conversion with the office of the Secretary of State of Delaware; and

WHEREAS, Production Resale, as the Member of the Company, desires to amend and restate the Original Agreement for the purposes and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, Production Resale does hereby agree as follows:

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

FORMATION

SECTION 2.01. Name. The name of the Company shall be as set forth in the Preamble hereof All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine.

SECTION 2.02. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in the Office of the Secretary of State of Delaware (the “Effective Date”). The term of the Company shall continue until terminated as provided in Article VIII hereof

SECTION 2.03. Principal Place of Business. The principal place of business of the Company shall be located at 1001 Louisiana, Houston, Texas 77002. The Member may establish other offices at other locations.

SECTION 2.04. Agent for Service of Process. The Corporation Trust Company shall be the registered agent of the Company upon whom process against it may be served. The address of such agent within the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

SECTION 2.05. Purposes of the Company. The Company has been organized to engage in any lawful act or activity for which a Delaware limited liability company may be formed.

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.01. Capital Contribution. The Member may contribute cash or other property to the Company as it shall decide, from time to time. The initial contribution shall be one thousand dollars ($1,000), payable immediately.

SECTION 3.02. Additional Capital Contributions. If at any time the Member shall determine that additional funds or property are necessary or desirable to meet the obligations or needs of the Company, the Member may make additional Capital Contributions.

Controllers, and such other officers with such titles and powers and/or duties as the Member shall from time to time determine. Officers may be designated for particular areas of responsibility and simultaneously serve as officers of subsidiaries or divisions. Any officer so elected may resign at any time upon written notice to the Member. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed, with or without cause, by the Member. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election or appointment of any officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Member.

(a) President. The President shall have general control of the business, affairs, operations and property of the Company, subject to the supervision of the Member. He may sign or execute, in the name of the Company, all deeds, mortgages, bonds, contracts or other undertakings or instruments, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company. He shall have and may exercise such powers and perform such duties as may be provided by law or as are incident to the office of President of a company (as if the Company were a Delaware corporation) and such other duties as are assigned from time to time by the Member.

(b) Vice Presidents. Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have such powers and perform such duties as may be provided by law or as may from time to time be assigned to him, either generally or in specific instances, by the Member or the President. Any Executive Vice President or Senior Vice President may perform any of the duties or exercise any of the powers of the President at the request of, or in the absence or disability of, the President or otherwise as occasion may require in the administration of the business and affairs of the Company.

Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have authority to sign or execute all deeds, mortgages, bonds, contracts or other instruments on behalf of the Company, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company.

(c) Secretary. The Secretary shall keep the records of the Company, in books provided for the purpose; he shall be custodian of the seal or seals of the Company; he shall see that the seal is affixed to all documents requiring same, the execution of which, on behalf of the Company, under its seal, is duly authorized, and when said seal is so affixed he may attest same; and, in general, he shall perform all duties incident to the office of the secretary of a company (as if the Company were a Delaware corporation), and such other duties as from time to time may be assigned to him by the Member or the President or as may be provided by law. Any Assistant Secretary may perform any of the duties or exercise any of the powers of the Secretary at the request of, or in the absence or disability of, the Secretary or otherwise as occasion may require in the administration of the business and affairs of the Company.

SECTION 8.03. Distribution of Property. If in the discretion of the Member it becomes necessary to make a distribution of Company property in kind in connection with the liquidation of the Company, such property shall be transferred and conveyed to the Member subject to Section 18-804 of the Act.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. General. Except to the extent expressly prohibited by the Act, the Company shall indemnify each Person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such Person or such Person’s testator or intestate is or was a member or officer of the Company, against judgments, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therefrom; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Person establishes that his conduct did not meet the then applicable minimum statutory standards of conduct; and provided, further, that no such indemnification shall be required in connection with any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or such other disposition, which consent shall not be unreasonably withheld.

SECTION 9.02. Reimbursement. The Company shall advance or promptly reimburse, upon request, any Person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Person (in form and substance satisfactory to the Company) to repay such amount if such Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Person is entitled; provided that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential conflicts of interest between or among such parties; and provided, further, that the Company shall only advance attorneys’ fees in respect of legal counsel approved by the Company, such approval not to be unreasonably withheld.

SECTION 9.03. Availability. The right to indemnification and advancement of expenses under this provision is intended to be retroactive and shall be available with respect to any action or proceeding which relates to events prior to the effective date of this provision.

SECTION 9.04. Indemnification Agreement. The Company is authorized to enter into agreements with any of its members or officers extending rights to indemnification and advancement of expenses to such Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Person affect those portions of this Agreement, which are valid.

SECTION 10.07. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of law principles.

SECTION 10.08. Security. For purposes of providing for transfer of, perfection a security interest in, and other relevant matters related to, a membership interest in the Company, each membership interest in the Company shall be deemed to be a ‘security’ subject to the rules set forth in Chapters 8 and 9 of the Texas Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York or Delaware or any other relevant jurisdiction.

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been duly executed by El Paso E&P Company, L.P., effective as of the 30th day of November, 2010.

EL PASO PRODUCTION RESALE
COMPANY, L.L.C.

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer